Exhibit 99.1

Golden Arrow Merger Corp. Announces Pricing of $250 Million Initial Public Offering

New York, NY, March 16, 2021 (GLOBE NEWSWIRE) -- Golden Arrow Merger Corp. (the “Company”) announced today that it priced its initial public offering of 25,000,000 units at $10.00 per unit. The units are expected to trade on the Nasdaq Capital Market (“Nasdaq”) under the ticker symbol “GAMCU” beginning March 17, 2021. Each unit consists of one share of the Company’s Class A common stock and one-third of one redeemable warrant. Each whole warrant entitles the holder thereof to purchase one share of the Company’s Class A common stock at an exercise price of $11.50 per share. Once the securities comprising the units begin separate trading, the shares of Class A common stock and redeemable warrants, are expected to be listed on Nasdaq under the symbols “GAMC” and “GAMCW,” respectively.

The offering is expected to close on March 19, 2021, subject to customary closing conditions.

BTIG, LLC is acting as sole book-running manager and I-Bankers Securities, Inc. is acting as co-manager in the offering. The underwriters have been granted a 45-day option to purchase up to an additional 3,750,000 units offered by the Company to cover over-allotments, if any, at the initial public offering price.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (“SEC”) on March 16, 2021. The offering is being made only by means of a prospectus, copies of which may be obtained by contacting BTIG, LLC at 65 E. 55th Street, New York, NY 10022, or by email at equitycapitalmarkets@btig.com. Copies of the registration statement can be accessed through the SEC’s website at www.sec.gov.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Golden Arrow Merger Corp.

Golden Arrow Merger Corp. is a blank check company formed as a Delaware corporation for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an acquisition opportunity in any business, industry, sector, or geography, it intends to initially focus its search on identifying a prospective target business in the healthcare or healthcare-related infrastructure industries in the United States and other developed countries.

Forward Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the Company’s proposed initial public offering, the anticipated use of the net proceeds thereof and its search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and preliminary prospectus for the offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Media Contact:

Golden Arrow Merger Corp.
Valerie Toomey
info@goldenarrowspac.com